Exhibit 99.1

Onconova Appoints Dr. Jerome Groopman and Anne VanLent to Board of Directors

NEWTOWN, PA, July 29, 2013 — Onconova Therapeutics, Inc. (NASDAQ: ONTX) today announced the appointment of Dr. Jerome Groopman and Anne VanLent to the Board of Directors.

“I am pleased to welcome Dr. Groopman and Ms. VanLent to Onconova,” commented Ramesh Kumar, Ph.D., President and Chief Executive Officer of Onconova. “Jerry’s medical and regulatory expertise in hematology/oncology combined with his familiarity with our programs, having previously chaired Onconova’s Clinical Advisory Board, will be valuable as we approach important data readouts.  Anne brings deep experience from serving on the boards of publicly-traded life science companies and will provide oversight as the Chair of our audit committee. Our board looks forward to working with them.”

Dr. Groopman has served as the Dina and Raphael Recanati Professor of Medicine at Harvard Medical School since January 1992. He has also served as Attending Hematologist/Oncologist at Beth Israel Deaconess Medical Center since July 1996. Dr. Groopman received a M.D. from Columbia University College of Physicians and Surgeons, and a B.A. in Political Philosophy from Columbia College.

Ms. VanLent has served as President of AMV Advisors, a personal consulting firm providing strategic and financial services to companies in the greater life sciences sector, since May 2008. Ms. VanLent has also served as a director and chair of the audit committee of Biota Pharmaceuticals, Inc. since May 2013, Aegerion Pharmaceuticals, Inc. since April 2013 and Ocera Therapeutics, Inc. since March 2011. From December 2004 to May 2013, Ms. VanLent was a director of Integra Life Sciences Holding Corporation, serving as a member of the audit committee from December 2004 to May 2013 and as its chair from May 2006 to May 2012, as well as serving as a member of the compensation committee from 2005 to 2006. From 1998 to 2010, Ms. VanLent served as a director of Penwest Pharmaceuticals Co., where she was chair of the audit committee between 1999 and 2010 as well as chair of the nomination and governance committee from 2008 to 2010. Ms. VanLent received a B.A. degree in Physics from Mount Holyoke College.

About Onconova Therapeutics, Inc.

Onconova Therapeutics is a clinical-stage biopharmaceutical company focused on discovering and developing novel products to treat cancer. Onconova’s clinical and pre-clinical stage drug development candidates are derived from its extensive chemical library and are designed to work against specific cellular pathways that are important in cancer cells, while causing minimal damage to normal cells. In addition to rigosertib, the Company’s most advanced product candidate, two other candidates are in clinical trials, and several candidates are in pre-clinical stages. For more information, please visit http://www.onconova.com.

Contacts:

Onconova Therapeutics

Benjamin Hoffman, 267-759-3680

bhoffman@onconova.us

or

Media:

MacDougall Biomedical Communications

Doug MacDougall, 781-235-3060

dmacdougall@macbiocom.com